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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 19, 2010

COASTAL CARIBBEAN OILS & MINERALS, LTD

(Exact name of registrant as specified in its charter)

Bermuda	1-4668	59-3535315
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House, Church Street, Hamilton HM DX Bermuda	None
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (850) 878-2411

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders (the “Annual Meeting”) of Coastal Caribbean Oils & Minerals, Ltd. (the “Company”) was held on November 19, 2010, to vote on three proposals.

Proposal I was to elect three directors for staggered one to three year terms. As to Proposal I, the three directors standing for election were elected as follows: Herbert D. Haughton received 25,193,122 shares voted in favor of his election for a one year term, and no shares were withheld; Phillip W. Ware received 25,193,122 shares voted in favor of his election for a two year term, and no shares were withheld; and Robert J. Angerer, Sr. received 25,193,122 shares voted in favor of his election for a three year term, and no shares were withheld.

Proposal II was to ratify the appointment of the firm Baumann, Raymondo & Company as the Company’s independent auditors for the fiscal year ending December 31, 2010. As to Proposal II, 25,193,122 shares voted in favor of ratifying the appointment, no shares were withheld, and no shares were the subject of broker non-votes.

Proposal III was to approve a proposal to adjourn the Annual Meeting to a later date or dates, if necessary, to permit solicitation of proxies if there were not sufficient votes at the time of the Annual Meeting to approve the election of directors or the ratification of the appointment of independent auditors or both. As to Proposal III, 25,193,122 shares were voted in favor, no shares were voted in opposition, no shareholders abstained, and no shares were the subject of broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coastal Caribbean Oils & Minerals, Ltd
(Registrant)

Date: November 22, 2010

/s/ Phillip W. Ware
Phillip W. Ware
Chief Executive Officer and Chief Financial Officer